Exhibit 99.1

INSPIRED ENTERTAINMENT, INC REPORTS SECOND QUARTER 2017 RESULTS

•	Revenues increased by 9.1% on a constant functional currency basis[1], driven primarily by growth in Server Based Gaming (“SBG”) deployments and Virtual Sports recurring revenue; reported revenue declined by 7.8% due to adverse foreign currency impact

•	Highlights included the successful launch of our SBG and Virtual Sports businesses in Greece, with 340 SBG terminals deployed during Q2 and 4,000 Virtual Sports endpoints deployed since the quarter-end

•	SBG terminals average installed base increased by 881, or 3.4%, and Virtual Sports operators increased, from 67 to 78, or 16.4%, versus Q2 2016

•	Results include the benefits of an operational efficiency initiative for a portion of the quarter, which is expected to have an $0.8 million positive impact in 2017

New York, New York, May 8, 2017 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the quarter ended March 31, 2017. As previously announced, management will host a conference call at 10:30 a.m. ET / 3:30 p.m. GMT, to discuss the second quarter results and general business trends; access details are provided below.

“We continue to be excited about the momentum in our business,” said Inspired President and Chief Executive Officer, Luke Alvarez. “We delivered solid volume growth in our SBG estate and rapid growth in our Virtual Sports business driven both by increasing market penetration and improved performance from existing operators. We are also pleased that growth accelerated as the quarter progressed, driven by multiple new customers coming on stream.” Mr. Alvarez said, “The launch of both of our lines into the Greek lottery market is a key milestone for our business and should be a material contributor going forward.”

“The performance of our underlying business in the quarter is indicative of the constant currency revenue growth we enjoyed, but also some of the increased expenses we have as a public company,” said Inspired Executive Chairman, Lorne Weil. Mr. Weil continued, “despite this increase in expenses, our base business performed in line with our expectations during the period and is poised for accelerated growth in the second half of the year. Additionally, management continues to be highly focused on pursuing strategic opportunities to utilize our platform to accelerate growth further.”

1 Constant currency is a non-GAAP financial measure. See “Comparability of Results; Non-GAAP Metric” section for calculation

Summary of Consolidated Second Quarter 2017 Financial Results

	(Reported)			Constant	Constant
	Quarter Ended			Currency	Currency
	March 31,		Change	Basis	Change
	2017	2016	(%)	2017	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$28.1	$30.4	-7.8%	$33.2	9.1%
Net Operating Loss	$(2.1)	$1.7	NM	$(2.5)	NM
Net (loss)	$(9.1)	$(13.5)	NM	$(10.8)	NM
Net (loss) per diluted share	$(0.45)	$(1.15)	NM		NM
Non-GAAP Measures:
Adjusted EBITDA[1]	$8.6	$10.8	-20.1%	$10.2	-5.4%

1Reconciliation to GAAP metrics shown below

Second Quarter Highlights

Greece Update

•	During the quarter, Inspired successfully deployed 340 SBG terminals with OPAP, the Greek betting and lottery operator.

•	Subsequent to the end of the quarter, Inspired successfully deployed its Virtual Sports product into 4,000 endpoints in Greece, as well as an additional 127 SBG terminals through May 4.

Italy Update

•	Inspired launched Virtual Sports multimatch football products with both Snaitech and Sisal. Snaitech is the first Italian operator to launch Inspired’s Football Matchday (soccer) across online channels and retail venues.

•	Inspired launched with Gamenet, the sixth concessionaire in Italy to deliver Inspired's SBG technology and content to its customers, establishing Inspired as a top supplier of SBG terminals to Italian operators.

“We are excited about our many accomplishments in the second quarter and look forward to the continuing and increasing benefits from these initiatives as well as other initiatives we have undertaken since the end of the quarter,” said Mr. Alvarez.

2017 and 2018 Guidance

Due to an unexpected gaming tax increase in Italy and higher public company administrative costs than forecast, together with modest delays in SBG rollouts in Greece and Virtual Sports rollouts in certain new territories, we expect to be at the bottom end of our previously communicated guidance range for the forecast period but we are confident in the growth momentum in the business and expect continuing new market launches for the remainder of 2017 and 2018.

Overview of Consolidated Second Quarter Results

Total revenue increased $2.8 million, or 9.1%, on a constant currency basis, offset by an adverse currency impact of $5.2 million, resulting in a decrease in reported revenue of $2.3 million, or 7.8%, from $30.4 million to $28.1 million.

SBG revenue increased by $1.4 million, or 6.3%, on a constant currency basis, comprised of growth in hardware sales of $1.9 million and a decline in service revenue of $0.5 million. This was offset by an adverse currency impact of $3.6 million, resulting in a decrease in reported SBG revenue of $2.2 million, or 10.2%, from $21.8 million to $19.6 million.

On a constant currency basis, Virtual Sports revenue increased by $1.4 million, or 16.2%, due to growth in recurring revenue. This was offset by an adverse currency impact of $1.6 million, resulting in a decrease of $0.2 million, from $8.6 million to $8.5 million.

Net operating income decreased from $1.7 million to a $2.1 million loss, due primarily to the decline in reported revenue and increases in costs associated with hardware sales, as well as increases in stock-based compensation. This was partially offset by gains in currency translation.

Net loss for the quarter was reduced from $13.5 million to $9.1 million, primarily reflecting the reduction in interest expense due to the elimination of PIK shareholder loan notes.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

	Three-Month Period Ended		Variance
	March 31,		2017 vs 2016
	2017	2016		%

End of period installed base (# of terminals)	27,151	26,157	994	3.8%
Average installed base (# of terminals)	27,013	26,132	881	3.4%
Customer Gross Win per unit per day (1)	£118.97	£117.49	£1.48	1.3%
Customer Net Win per unit per day (1)	£85.82	£84.97	£0.86	1.0%
Inspired Blended Participation Rate	5.9%	6.3%	(0.3)%

     (1) Includes all SBG terminals in which the company takes a participation revenue share across all territories

On a constant currency basis, total SBG revenue increased by $1.4 million, or 6.3%, offset by an adverse currency impact of $3.6 million. On a reported basis, total SBG revenue declined by $2.2 million, or 10.2%, from $21.8 million to $19.6 million.

SBG service revenue declined by $0.5 million on a constant currency basis. In conjunction with an adverse currency impact of $3.1 million, this resulted in a reported decline of $3.6 million, from $20.5 million to $16.9 million. The underlying performance decrease was driven by revised terms on SBG contract extensions (these are platform only) with certain of our UK LBO and UK Casino & Bingo customers representing declines of $0.6 million and $0.3 million, respectively (on a constant currency basis), which were partially offset by growth in Gross Win per unit per day in the UK LBO estate driving additional recurring revenue of $0.4 million and a 400 terminal increase in the installed base of B3 terminals in Adult Gaming Centre (“AGCs”) venues which accounted for a $0.1 million increase in revenue. The revised terms on the SBG contract extensions allowed us to continue to generate revenue without the need to make any further capital expenditure. Historically these reductions have been temporary and have reversed if and when the next contracts are negotiated with new capital expenditure in them.

Hardware revenue grew by $1.9 million on a constant currency basis due to additional SBG sales in Greece, UK LBO and Colombia. This increase was partially offset by an adverse currency rate impact of $0.5 million, resulting in hardware revenue increasing by $1.4 million, from $1.3 million to $2.7 million.

The size of our Average Installed Base increased 3.4%, to 27,013, due to continued UK market growth, additional SBG installs in Colombia and commencement of our rollout into Greece.

On a constant currency basis, SBG operating profit decreased by $0.1 million. On a reported basis SBG operating profit decreased by $0.9 million, from $5.7 million to $4.7 million, due to an adverse exchange rate impact.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

	For the Three-Month Period ended		Variance
	March 31,	March 31,	2017 vs 2016
Virtuals	2017	2016		%

Live Customers #	78	67	11	16.4%
Total Revenue (£'000)	£6,830	£5,877	£953	16.2%
Total Revenue £'000 - Retail	£4,344	£3,926	£418	10.6%
Total Revenue £'000 - Online	£2,487	£1,951	£535	27.4%
Average Revenue Per Customer per day (£)	£973	£975	£(2)	(0.2)%

Virtual Sports revenue increased by $1.4 million, or 16.2%, on a constant currency basis, offset by an adverse currency impact of $1.6 million resulting in a negligible decline in reported revenue, from $8.6 million to $8.5 million.

The revenue increase on a constant currency basis was driven by recurring revenue growth of $1.2 million in Virtual Sports land-based and online customers as a result of new content and growth in stakes. Further RGS integrations into the mobile market with six customers compared to four for the same period in 2016 resulted in an increase of $0.2 million.

Virtual Sports live customers increased by eleven, from 67 to 78, in the interim period, including new RGS customers.

Virtual Sports operating profit increased by $0.1 million on a constant currency basis. On a reported basis this represented a decline of $0.8 million, from $5.5 million to $4.7 million. This was primarily attributable to an adverse currency impact, which reduced operating profit by $0.9 million.

Comparability of Results; Non-GAAP Metric

All figures presented in this news release are prepared under U.S. GAAP, unless noted otherwise. Adjusted figures exclude the impact of items such as legacy activities, purchase accounting, impairment charges, restructuring expense, foreign exchange, and certain one-time, primarily transaction-related items. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables in this news release. Constant currency changes for quarter ended March 31, 2017 are calculated as current period GBP:USD rate used less the equivalent rate in the prior period, multiplied by the current period amount in the functional currency (USD). The remaining difference is therefore calculated as the difference in the functional currency, multiplied by the prior period average GBP:USD rate. The six month variances are calculated by taking the average of the rates used across the three months ended March 31, 2017 and the three months ended December 31, 2016. This is not a U.S. GAAP measure but one which management feel gives a clearer indication of the results of the group.

Non-GAAP Financial Metrics

We use certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of performance. We believe that these measures are commonly used in the industry to measure performance. We believe these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of the company’s financial condition and results of operations together with the consolidated financial statements of the Company and the related notes thereto also included within.

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other supplemental adjustments. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss as it does not take into account certain requirements such as it excludes non-recurring gains and losses which are not deemed to be a normal part of the underlying business activities. The Company's use of Adjusted EBITDA may not be comparable to other companies within the industry. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by management.

Adjusted Revenue (also Revenue Excluding Nil Margin Hardware Sales) is defined as GAAP revenue, adjusting for hardware sales that are sold at nil margin, with the intention of securing longer term recurring revenue streams. For the years ending September 24, 2016 and earlier, this metric also removed analogue sales on the basis these were no longer considered core to the Company.

Constant Currency Results are a non-GAAP measure. The currency impact shown has been calculated as current period GBP:USD rate used less the equivalent rate in the prior period, multiplied by the current period amount in the functional currency (GBP). The remaining difference is therefore calculated as the difference in the functional currency, multiplied by the prior period average GBP:USD rate, as a proxy for constant currency movement.

Public Company Costs are a non-GAAP measure, defined as the incremental costs incurred as a result of becoming a public company, shown to allow comparability to the prior period. They include costs associated with the Board of Directors and its advisors, the remuneration of the Executive Chairman, Chief Strategy Officer and others who became employed as a result of the merger, SEC counsel costs, and costs associated with PCAOB audit compliance. It does not include changes to the compensation of existing Inspired staff that occurred after or as a result of the merger.

Conference Call and Webcast

May 8, 2017, at 10:30 a.m. EST / 3:30 p.m. GMT, management will host a conference call to present the second quarter 2017 results. The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined into the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call until May 15, 2017 by calling 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10106209. A replay of the call will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates more than 25,000 digital gaming terminals and supplies its Virtual Sports products in more than 35,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inseinc.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Inspired’s most recent quarterly report on Form 10-Q and any subsequent current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2017	September 24, 2016
	(Unaudited)
Assets
Current assets
Cash	$13,345	$1,486
Accounts receivable, net	21,752	16,446
Inventory, net	6,702	7,684
Prepaid expenses and other current assets	18,881	19,124
Total current assets	60,680	44,740

Property and equipment, net	44,775	49,231
Software development costs, net	41,100	36,960
Other acquired intangible assets subject to amortization, net	10,167	12,234
Goodwill	43,829	45,705
Other assets	980	1,000
Total assets	$201,531	$189,870

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$12,621	$13,662
Accrued expenses	13,148	17,478
Corporate tax and other current taxes payable	2,957	4,665
Deferred revenue, current	10,247	9,593
Other current liabilities	3,133	3,115
Current portion of long-term debt	13,723	10,082
Current portion of capital lease obligations	484	210
Total current liabilities	56,313	58,805

Long-term debt	103,298	402,327
Capital lease obligations, net of current portion	394	165
Deferred revenue, net of current portion	10,066	12,282
Earnout liability	10,478	-
Derivative liability	1,136	-
Other long-term liabilities	12,774	12,362
Total liabilities	194,459	485,941

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock; $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at March 31, 2017 and September 24, 2016	-	-
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,378,002 shares and 11,801,369 shares issued and outstanding at March 31, 2017 and September 24, 2016, respectively	2	1
Additional paid in capital	320,248	614
Accumulated other comprehensive income	48,116	33,105
Accumulated deficit	(361,294)	(329,791)
Total stockholders' equity (deficit)	7,072	(296,071)
Total liabilities and stockholders' equity (deficit)	$201,531	$189,870

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Revenue:
Service	$25,396	$29,151	$50,640	$59,223
Hardware	2,664	1,289	4,457	2,032
Total revenue	28,060	30,440	55,097	61,255

Cost of sales, excluding depreciation and amortization:
Cost of service	(3,232)	(4,125)	(6,980)	(8,492)
Cost of hardware	(2,451)	(503)	(3,612)	(841)
Selling, general and administrative expenses	(14,404)	(14,595)	(28,135)	(30,771)
Stock-based compensation expense	(1,291)	-	(1,327)	-
Acquisition related transaction expenses	(813)	(389)	(11,273)	(1,667)
Depreciation and amortization	(8,004)	(9,172)	(15,172)	(18,444)
Net operating (loss) income	(2,135)	1,656	(11,402)	1,040

Other income (expense)
Interest income	-	-	12	-
Interest expense	(4,542)	(14,905)	(18,965)	(31,012)
Change in fair value of earnout liability	(2,155)	-	(879)	-
Change in fair value of derivative liability	(203)	-	(79)	-
Other finance costs	(53)	(63)	(107)	(128)
Total other expense, net	(6,953)	(14,968)	(20,018)	(31,140)

Net loss before income taxes	(9,088)	(13,312)	(31,420)	(30,100)
Income tax expense	(32)	(203)	(83)	(289)
Net loss	(9,120)	(13,515)	(31,503)	(30,389)

Other comprehensive income (loss):
Foreign currency translation gain/(loss)	649	18,706	18,134	18,408
Actuarial losses on pension plan	(1,867)	(2,498)	(3,123)	(3,790)
Other comprehensive income/(loss)	(1,218)	16,208	15,011	14,618

Comprehensive (loss) income	$(10,338)	$2,693	$(16,492)	$(15,771)

Net loss per common share – basic and diluted	$(0.45)	$(1.15)	$(1.94)	$(2.61)

Weighted average number of shares outstanding during the period – basic and diluted	20,378,002	11,801,369	16,266,916	11,648,033

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share and per share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’ equity
	Shares	Amount	capital	income	deficit	(deficit)

Balance as of September 24, 2016	11,801,369	$1	$614	$33,105	$(329,791)	$(296,071)
Foreign currency translation adjustments	-	-	-	18,134	-	18,134
Actuarial losses on pension plan	-	-	-	(3,123)	-	(3,123)
Shares issued in Merger	8,412,097	1	326,237	-	-	326,238
Earnout liability related to Merger (see Note 13)	-	-	(9,575)	-	-	(9,575)
Sale of common stock	164,536	-	1,645	-	-	1,645
Stock-based compensation expense	-	-	1,327	-	-	1,327
Net loss	-	-	-	-	(31,503)	(31,503)
Balance as of March 31, 2017	20,378,002	$2	$320,248	$48,116	$(361,294)	$7,072

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(31,503)	$(30,389)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	15,172	18,444
Stock-based compensation expense	1,327	-
Change in fair value of derivative liability	79	-
Change in fair value of earnout liability	879	-
Non-cash interest expense relating to PIK loan notes	9,762	21,578

Changes in assets and liabilities:
Accounts receivable	(5,865)	(4,684)
Inventory	679	(575)
Prepaid expenses and other assets	(432)	5,651
Corporate tax and other current taxes payable	(1,474)	(361)
Accounts payable	2,363	3,973
Other current liabilities	(11)	(226)
Deferred revenues and customer prepayment	(486)	(2,895)
Accrued expenses	(1,295)	(2,476)
Other long-term liabilities	(1,496)	(2,919)
Net cash (used in) provided by operating activities	(12,301)	5,121

Cash flows from investing activities:
Purchases of property and equipment	(9,092)	(8,697)
Purchases of capital software	(11,248)	(10,258)
Net cash used in investing activities	(20,340)	(18,955)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	4,039	12,737
Proceeds from (repayments of) finance leases	517	(75)
Cash received in connection with Merger	36,664	-
Proceeds from sale of common stock	1,645	-
Repayments of long-term debt	-	-
Net cash provided by financing activities	42,865	12,662

Effect of exchange rate changes on cash	1,635	(125)
Net increase (decrease) in cash	11,859	(1,297)
Cash, beginning of period	1,486	4,060
Cash, end of period	$13,345	$2,763

Supplemental cash flow disclosures
Cash paid during the period for interest	$5,604	$6,418
Cash paid during the period for income taxes	$47	$9

Supplemental disclosure of noncash investing and financing activities
Fair value adjustment of PIK shareholder loans	$174,990	$-

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

	For the Three-Month Period ended
	March 31,	March 31,
(In thousands)	2017	2016

Net loss	$(9,120)	$(13,515)

Items Relating to Legacy Activities:
Pension charges	166	95
Costs relating to former operations	43	4
Recognition of asset related obligations	-	(41)

Items to be considered to be Exceptional in nature:
Costs of group restructure	467	276
Italian tax related costs	-	284
Transaction fees	812	389
Deferred consideration write back	-	(1,423)
PRS legal dispute	-	414

Stock-based compensation expense	1,290	-

Depreciation and amortization	8,004	9,172
Total other income (expense), net	6,953	14,968
Income tax	32	203
Adjusted EBITDA	$8,648	$10,826

Adjusted EBITDA	£6,979	£7,381

Attributable to:
Operating company	7,977	7,381
Public company costs	(998)	-

Exchange Rate - $ to £	1.239	1.467

	For the Three-Month Period ended
	March 31,	March 31,
(In thousands)	2017	2016

Net revenues per Financial Statements	$28,060	$30,440
Less Nil Margin Sales	(896)	5
Adjusted Revenue	$27,164	$30,445

Adjusted Revenue	£21,924	£20,755

Exchange Rate - $ to £	1.239	1.467

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

Three Months Ended March 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$16,933	$8,463	$-	$25,396
Hardware	2,664	-	-	2,664
Total revenue	19,597	8,463	-	28,060
Cost of sales, excluding depreciation and amortization:
Cost of service	(2,595)	(637)	-	(3,232)
Cost of hardware	(2,451)	-	-	(2,451)
Selling, general and administrative expenses	(3,826)	(1,454)	(9,124)	(14,404)
Stock-based compensation expense	(64)	(78)	(1,149)	(1,291)
Acquisition related transaction expenses	-	-	(813)	(813)
Depreciation and amortization	(5,940)	(1,555)	(509)	(8,004)
Segment operating income (loss) from continuing operations	4,721	4,739	(11,595)	(2,135)

Net operating loss				(2,135)

Three Months Ended March 31, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$20,530	$8,621	$-	$29,151
Hardware	1,289	-	-	1,289
Total revenue	21,819	8,621	-	$30,440
Cost of sales, excluding depreciation and amortization:
Cost of service	(2,959)	(1,166)	-	(4,125)
Cost of hardware	(503)	-	-	(503)
Selling, general and administrative expenses	(5,723)	(525)	(8,347)	(14,595)
Acquisition related transaction expenses	-	-	(389)	(389)
Depreciation and amortization	(6,981)	(1,420)	(771)	(9,172)
Segment operating income (loss) from continuing operations	5,653	5,510	(9,507)	1,656

Net operating loss				1,656

Six Months Ended March 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$35,154	$15,486	$-	$50,640
Hardware	4,457	-	-	4,457
Total revenue	39,611	15,486	-	55,097
Cost of sales, excluding depreciation and amortization:
Cost of service	(5,491)	(1,489)	-	(6,980)
Cost of hardware	(3,612)	-	-	(3,612)
Selling, general and administrative expenses	(7,650)	(3,250)	(17,235)	(28,135)
Stock-based compensation expense	(64)	(78)	(1,185)	(1,327)
Acquisition related transaction expenses	-	-	(11,273)	(11,273)
Depreciation and amortization	(11,593)	(2,623)	(956)	(15,172)
Segment operating income (loss) from continuing operations	11,201	8,046	(30,649)	(11,402)

Net operating loss				(11,402)

Six Months Ended March 31, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$42,038	$17,185	$-	$59,223
Hardware	2,032	-	-	2,032
Total revenue	44,070	17,185	-	$61,255
Cost of sales, excluding depreciation and amortization:
Cost of service	(6,117)	(2,375)	-	(8,492)
Cost of hardware	(841)	-	-	(841)
Selling, general and administrative expenses	(11,192)	(2,606)	(16,973)	(30,771)
Acquisition related transaction expenses	-	-	(1,667)	(1,667)
Depreciation and amortization	(14,489)	(2,688)	(1,267)	(18,444)
Segment operating income (loss) from continuing operations	11,431	9,516	(19,907)	1,040

Net operating loss				1,040